Exhibit 99.2
Prepared Remarks from Conference Call

                      FIRST QUARTER FY1999 EARNINGS RELEASE
                             CONFERENCE CALL SCRIPT

INTRODUCTION - STEVE GILLISPIE
------------------------------

Good morning. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I want to thank each of you for joining us this morning for a review of our results for the first quarter of fiscal 1999. Joining me for today's conference call are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. As is customary, we will begin this call with a review of the quarter's results by
Dave Bosher, followed by our regular question and answer session. Dave .....

FIRST QUARTER REVIEW - DAVE BOSHER
----------------------------------

Thank you, Steve. Good morning. Before I go through a more detailed review of our quarterly results, I'd like first to provide you an "executive summary" of our record first quarter performance.

o first, we achieved record first quarter net income. Net income rose 24% to $2.5 million, or $.31 per share, compared to $.25 per share in the same period last year.

o second, sales grew 8% in the first quarter to a record $99.8 million, as double-digit sales growth from our packaging/promotional and graphic solutions businesses and the inclusion of Germersheim point-of-purchase sales this year offset weak financial communications sales.

o finally, our operating margin continued to register year-over-year expansion, rising this quarter to 6.6% of sales, up 40 basis points from the 6.2% margin of the prior year.

Those are the major highlights. Now let me give you a little more detailed review.

As I stated, Cadmus' first quarter net income rose 24% to $2.5 million, or $.31 per share. First quarter sales rose 8% to a record $99.8 million, compared to $92.4 million last year. Adjusted for the acquisition of Germersheim, internal sales growth was approximately 4% in the first quarter.

Gross margins declined 150 basis points in the first quarter to 20.7% of sales from 22.2% in the same period last year. This decline was primarily attributable to two factors: (i) the negative impact of lower financial transactional volume this year and (ii) added costs and certain production inefficiencies associated with the integration of our POP businesses. This gross margin decline was offset by lower selling and administrative expenses, which declined to just 14.1% of sales in this year's first quarter, down two whole percentage points from the 16.1% rate of last year. This decline was attributable to better overall cost management, lower selling costs in our financial communications group, and lower SG&A costs to sales in our point-of-purchase operation as a result of the integration of those businesses.


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In summary, despite lower gross margins, operating income rose 16% to a first quarter record $6.6 million and our operating margin improved further to 6.6% of sales, up from 6.2% last year. The 6.6% operating margin was the highest first quarter operating margin in over a decade. In addition, this marked the seventh consecutive quarter of year-over-year operating margin expansion for Cadmus.

I'd like now to spend just a few minutes describing the operating performances of our two business sectors.

First, in our Professional Communications sector, operating income rose 8% in the first quarter. Operating margins also continued on an upward trend. In fact, this marked the tenth consecutive quarter in which Professional Communications has recorded a year-over-year improvement in operating margins. This increase was attributable primarily to restructuring-related savings, better product mix, and continued productivity improvements from our production facilities. Journal services sales, adjusted for paper price changes, rose 3.4% in the quarter, while magazine sales were essentially flat.

In our Marketing Communications sector, internal sales growth was 10% in the quarter, despite the drag of a weak financial printing market. These higher sales resulted from impressive gains in (i) our packaging and promotional group, which recorded a 15% increase in sales, and (ii) our graphic solutions group, which also recorded a 15% sales growth. This sector's performance also was positively affected by improved operating margins in our tactical marketing group. Despite lower gross billings, operating margins in this group improved to 5% of sales in the first quarter due to an improved business mix and lower SG&A costs. Offsetting these improvements, as I mentioned earlier, were (i) significantly lower operating margins from our financial communications group as a result of soft capital markets activity, and (ii) higher costs and production inefficiencies resulting from the integration of our POP businesses.

FISCAL 1999 OUTLOOK - DAVE BOSHER
---------------------------------

Looking ahead to the second quarter and to the remainder of fiscal 1999, we believe that we will continue to experience softness in transactional financial printing sales due to lower activity levels in the U.S. capital markets. We also expect to experience somewhat higher costs and some production inefficiencies as we complete the integration of our POP operations. However, with some improvement in capital markets activity, with continued strong performance from our Professional Communications sector, and with sustained momentum from our packaging/promotional and our tactical marketing groups, we believe that we can achieve performance for fiscal 1999 consistent with the approximately 20% earnings growth we have planned for fiscal 1999.

I'd like now to turn the call back over to Steve for some final comments.

Steve....

CONCLUSION - STEVE GILLISPIE
----------------------------

Thank you, Dave.

Like the rest of my colleagues, I am very pleased with our results again this quarter. This quarter represents the 7th consecutive quarter of higher year-over-year operating performance for Cadmus. We are particularly encouraged by the continued steady growth in profitability from our Professional

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Communications sector, the strong volume growth from our promotional/packaging business (a clear payoff for the investment we made in that operation with a new plant over the last year), and the continued improvement from our tactical marketing businesses. These record first quarter results were accomplished despite the negative impact of weak capital markets activity - clear evidence of the underlying strength of Cadmus.

As we look ahead to the remainder of fiscal 1999, we understand that we face the continued challenge posed by soft capital markets activity. However, as we have demonstrated over the last several years, we are a strong company with a stable and diverse revenue base. We will work hard to sustain our momentum, to build on our many strengths, and we `continue to look for opportunities to strengthen our market position in selected niche businesses.

Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed shortly with the SEC to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.